DECKERS OUTDOOR CORPORATION
2006 EQUITY INCENTIVE PLAN
STOCK UNIT AWARD AGREEMENT

Unless otherwise defined herein, capitalized terms shall have the defined meaning set forth in the Deckers Outdoor Corporation 2006 Equity Incentive Plan.
1.NOTICE OF STOCK UNIT GRANT
You have been granted Stock Units, subject to the terms and conditions of the Plan and this Stock Unit Award Agreement (this “Agreement”), as follows:

Name of Awardee:
Total Number of Stock Units Granted:
Grant Date:

Vesting Schedule:	March 15, 2017 33.33% March 15, 2018 33.33% March 15, 2019 33.34%
Performance Period:	Fiscal Year Ending March 31, 2016 (the “Performance Period”)
Performance Criteria:	The percentage of Nonvested Stock Units that may vest will be based on the value of diluted 2016 EPS as set forth in Exhibit A attached hereto (the “Performance Criteria”).

2.    AGREEMENT
2.1    Grant of Stock Units. Pursuant to the terms and conditions set forth in this Agreement (including Section 1 above) and the Plan, the Administrator hereby grants to the Awardee named in Section 1, on the Grant Date set forth in Section 1, the number of Stock Units set forth in Section 1.
2.2    Purchase of Stock Units. No payment of cash is required for the Stock Units.
2.3    Vesting/Delivery of Shares. The Awardee shall vest on the date or dates specified in the Vesting Schedule (“Vesting Date” or “Vesting Dates”) with respect to the number of Earned Stock Units (as defined below) specified for such Vesting Date (i) if, and to the extent, that the Committee determines that at least the Threshold Performance Criteria has been attained, which determination shall be made no later than June 15 of the year subsequent to the fiscal year to which

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the Threshold Performance Criteria relates, as set forth in Section 1 above and Exhibit A attached hereto, and (ii) if the Awardee has remained in Continuous Service from the Grant Date to the applicable Vesting Date. The “Earned Stock Units” shall mean the number of Stock Units earned pursuant to this Agreement based upon the achievement by the Company of the Performance Criteria as set forth in Exhibit A. Within ten (10) business days following the date on which the Awardee vests in a Stock Unit as set forth herein, the Company shall deliver to the Awardee one Share for each Stock Unit in which the Awardee becomes vested and such Stock Unit shall terminate.
For purposes of this Agreement, the term “Continuous Service” means (i) Awardee’s employment by either the Company or any parent or subsidiary corporation of the Company, or by a corporation or a parent or subsidiary of a corporation assuming this Agreement or issuing New Incentives, as defined in Section 2.5 below, which is uninterrupted except for vacations, illness (except for permanent disability, as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”)), or leaves of absence which are approved in writing by the Company or any of such other employer corporations, if applicable, or (ii) so long as Awardee is engaged as a Consultant or other Service Provider.
2.4    Effect of Termination of Continuous Service before March 15, 2019. If Awardee’s termination of Continuous Service occurs before March 15, 2019, all Stock Units that have not vested as of such date of termination shall automatically expire.
2.5    Vesting Upon Change in Control.
(a)    (i) Prior to the End of the Performance Period. In the event of a Change in Control that is consummated prior to the end of the Performance Period, notwithstanding Section 2.3 above, if the Awardee holds Nonvested Stock Units at the time a Change in Control occurs, and either (i) the Change in Control is not approved by a majority of the Continuing Directors (as defined below) or (ii) the acquiring or successor entity (or parent thereof) does not agree to provide for the continuance or assumption of this Agreement or the substitution for this Agreement of a new agreement of comparable value covering shares of a successor corporation (“New Incentives”), if, and to the extent, that the Committee determines that at least the Threshold Performance Criteria has been attained, which determination shall be made no later than June 15 of the year subsequent to the year to which the Threshold Performance Criteria relates, as set forth in Section 1 above and Exhibit A attached hereto, then all of the Nonvested Stock Units shall become immediately and unconditionally vested, and the restrictions with respect to all of the Nonvested Stock Units shall lapse, effective immediately prior to the consummation of such Change in Control.
(i)    Notwithstanding subsection 2.5(a)(i) above, if pursuant to a Change in Control approved by a majority of the Continuing Directors, the acquiring or successor entity (or parent thereof) provides for the continuance or assumption of this Agreement or the substitution for this Agreement of a new agreement of comparable value covering New Incentives, then vesting of the Nonvested Stock Units shall not accelerate in connection with such Change in Control to the extent this Agreement is continued, assumed or substituted for New Incentives; provided, however, if there is a Termination of Service of Awardee without Cause or pursuant to a Constructive Termination (as defined below) within 12 months following such Change

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in Control, all Nonvested Stock Units or New Incentives shall vest effective upon such termination regardless of the Performance Criteria.
(b)    (i) After the End of the Performance Period. In the event of a Change in Control that is consummated after the end of the Performance Period, notwithstanding Section 2.3 above, if the Awardee holds Nonvested Stock Units at the time a Change in Control occurs, and either (A) the Change in Control is not approved by a majority of the Continuing Directors (as defined below) or (B) the acquiring or successor entity (or parent thereof) does not agree to provide for the continuance or assumption of this Agreement or the substitution for this Agreement of a new agreement of comparable value covering shares of a successor corporation (“New Incentives”), then all of the Earned Stock Units based upon the achievement of the Performance Criteria as determined by the Committee shall become immediately and unconditionally vested, and the restrictions with respect to all of the Earned Stock Units shall lapse, effective immediately prior to the consummation of such Change in Control.
(ii)    Notwithstanding subsection 2.5(a) above, if pursuant to a Change in Control approved by a majority of the Continuing Directors, the acquiring or successor entity (or parent thereof) provides for the continuance or assumption of this Agreement or the substitution for this Agreement of a new agreement of comparable value covering New Incentives, then vesting of the Nonvested Stock Units shall not accelerate in connection with such Change in Control to the extent this Agreement is continued, assumed or substituted for New Incentives; provided, however, if there is a Termination of Service of Awardee without Cause or pursuant to a Constructive Termination (as defined below) within twelve (12) months following such Change in Control, all Earned Stock Units or New Incentives shall vest effective upon such termination.
(c)    For purposes of this Agreement, the following terms shall have the meanings set forth below:
(i)    “Cause” means the termination by the Company of Awardee as a Service Provider for any of the following reasons: (a) the continued, unreasonable refusal or omission by the Awardee to perform any material duties required of him or her by the Company if such duties are consistent with duties customary for the position held with the Company; (b) any material act or omission by the Awardee involving malfeasance or gross negligence in the performance of the Awardee’s duties to, or material deviation from, any of the policies or directives of, the Company; (c) conduct on the part of the Awardee which constitutes the breach of any statutory or common law duty of loyalty to the Company; including the unauthorized disclosure of material confidential information or trade secrets of the Company; or (d) any illegal act by the Awardee which materially and adversely affects the business of the Company or any felony committed by the Awardee, as evidenced by conviction thereof, provided that the Company may suspend the Awardee with pay while any allegation of such illegal or felonious act is investigated. In the event that the Awardee is a party to an employment agreement or other similar agreement with the Company or any Affiliate that defines a termination on account of “Cause” (or a term having similar meaning), such definition shall apply as the definition of a termination on account of “Cause” for purposes hereof, but only to the extent that such definition provides the Awardee with greater rights. A

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termination on account of Cause shall be communicated by written notice to the Awardee, and shall be deemed to occur on the date such notice is delivered to the Grantee.
(ii)    “Constructive Termination” shall mean a termination of the Awardee as a Service Provider within sixty (60) days following the occurrence of any one or more of the following events without the Awardee’s written consent: (i) any material reduction in overall responsibilities, base compensation, annual incentive compensation opportunity, aggregate employee benefits or (ii) a change of the Awardee’s location of employment by more than fifty (50) miles. A Constructive Termination shall be communicated by written notice to the Company, and shall be deemed to occur on the date such notice is delivered to the Company, unless the circumstances giving rise to the Constructive Termination are cured within thirty (30) days of such notice.
(iii)    “Continuing Director” means any member of the Board of Directors of the Company who was a member of the Board prior to the adoption of the Plan, and any person who is subsequently elected to the Board if such person is recommended or approved by a majority of the Continuing Directors.
2.6    Effect of Awardee’s attainment of age 62 and the completion of 10 years of Continuous Service. Notwithstanding Section 2.3 to the contrary, if, after March 31, 2016, and before March 15, 2019, Awardee both (i) attains age sixty-two (62) and (ii) completes ten (10) years of Continuous Service (“Retirement Event”), and if, and to the extent, that the Committee determines that at least the Threshold Performance Criteria has been attained, which determination shall be made no later than June 15 of the year subsequent to the year to which the Threshold Performance Criteria relates, as set forth in Section 1 above and Exhibit A attached hereto, then, notwithstanding that there is a termination of Continuous Service following the Retirement Event, the number of Nonvested Stock Units determined according to the performance criteria and thresholds set forth in Exhibit A shall vest on the Vesting Dates set forth above, provided that the Awardee continues to comply with any covenants set forth in Section 3 below.
2.7    No Interest in Company Assets. The Awardee shall have no interest in any fund or specific asset of the Company by reason of the Stock Units.
2.8    No Rights as a Stockholder Before Delivery. The Awardee shall not have any right, title, or interest in, or be entitled to vote or receive distributions in respect of, or otherwise be considered the owner of, any of the shares of Common Stock covered by the Stock Units.
2.9    Regulatory Compliance. The issuance of Common Stock pursuant to this Agreement shall be subject to full compliance with all applicable requirements of law and the requirements of any stock exchange or interdealer quotation system upon which the Common Stock may be listed or traded.
2.10    Withholding Tax. The Company’s obligation to deliver any Shares upon vesting of Stock Units shall be subject to the satisfaction of all applicable federal, state, local, and foreign income and employment tax withholding requirements. The Awardee shall pay to the Company an amount equal to the withholding amount (or the Company may withhold such amount from the

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Awardee’s salary) in cash. At the Administrator’s discretion, the Awardee may pay the withholding amount with Shares; provided, however, that payment in Shares shall be limited to the withholding amount calculated using the minimum statutory withholding rates.
2.11    Company “Clawback Policy.” The Company has developed and implemented a policy providing that, in the event the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirements under the securities laws, the Company shall recover a portion of any incentive compensation (including stock grants) based upon erroneous data (a “Clawback Policy”). Awardee agrees and acknowledges that the provision of a Clawback Policy adopted by the Company, as the same may be amended from time to time, shall apply to Awardee. The Stock Units granted under this Agreement shall be subject to a Clawback Policy adopted by the Company, including, without limitation, the rights of the Company to enforce Awardee’s repayment obligation.
2.12    Plan. This Agreement is subject to all provisions of the Plan, receipt of a copy of which is hereby acknowledged by the Awardee. The Awardee shall accept as binding, conclusive, and final all decisions and interpretations of the Administrator upon any questions arising under the Plan and this Agreement.
2.13    Successors. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their legal representatives, heirs, and permitted successors and assigns.
2.14    Restrictions on Transfer. The Stock Units may not be sold, assigned, transferred, pledged, or otherwise encumbered, whether voluntarily or involuntarily, by operation of law or otherwise. No right or benefit under this Agreement shall be subject to transfer, anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, whether voluntary, involuntary, by operation of law or otherwise, and any attempt to transfer, anticipate, alienate, sell, assign, pledge, encumber, or charge the same shall be void. No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities, or torts of the person entitled to such benefits. Any assignment in violation of this Section 2.13 shall be void.
2.15    Restrictions on Resale. The Awardee agrees not to sell any Shares that have been issued pursuant to the vested Stock Units at a time when Applicable Laws, Company policies, or an agreement between the Company and its underwriters prohibit a sale. This restriction shall apply as long as the Awardee is a Service Provider and for such period after the Awardee’s Termination of Service as the Administrator may specify.
2.16    Section 409A. To the extent applicable, it is intended that this Plan comply with the provisions of Section 409A (“Section 409A”) of the Code. This Plan will be administered and interpreted in a manner consistent with this intent, and any provision that would cause this Plan to fail to satisfy Section 409A will have no force and effect until amended to comply therewith (which amendment may be retroactive to the extent permitted by Section 409A). Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, Awardee shall not be considered to have terminated employment with the Company for purposes of this Plan and no stock transfer shall be due to Awardee under this Plan which are transferable upon Awardee’s termination of employment until

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Awardee would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A.
2.17    Entire Agreement; Governing Law. This Agreement and the Plan constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Awardee with respect to the subject matter hereof, and may not be modified adversely to the Awardee’s interest except by means of a writing signed by the Company and the Awardee. This Agreement is governed by the internal substantive laws, but not the choice of law rules, of Delaware.
2.18    No Guarantee of Continued Service. This Agreement, the transactions contemplated hereunder, and the vesting schedule set forth herein constitute neither an express nor implied promise of continued engagement as a Service Provider for the vesting period, for any period, or at all, and shall not interfere with Awardee’s right or the Company’s right to terminate Awardee’s relationship as a Service Provider at any time, with or without Cause.
3.    Restrictive Covenants. This Section shall apply if Awardee’s Continuous Service is terminated following a Retirement Event and any Stock Units continue to vest as described in Section 2.6 above:
3.1    Non-Competition.  The Awardee shall not, without the Board’s prior written consent, directly or indirectly engage in, have any equity interest in, or assist, manage or participate in (whether as a director, officer, employee, agent, representative, security holder, consultant or otherwise) any Competitive Business; provided, however, that: (i) the Grantee shall be permitted to acquire a passive stock or equity interest in such a Competitive Business provided the stock or other equity interest acquired is not more than 5% of the outstanding interest in such a Competitive Business; and (ii) the Grantee shall be permitted to acquire any investment through a mutual fund, private equity fund or other pooled account that is not controlled by the Grantee and in which s/he has less than a 5% interest.  For purposes of this provision, the term “Competitive Business” a business or businesses activity which is the same as, substantially similar to, or in competition with, business of the Company.
3.2    Non-Solicitation.  The Awardee will not, directly or indirectly, recruit or otherwise solicit or induce any non-clerical employee, director, consultant, customer, vendor or supplier of the Company to terminate his, her or its employment or arrangement with the Company or otherwise change his, her or its relationship with the Company.
3.3    Confidentiality.  The Awardee shall maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for his or her benefit or the benefit of any person, firm, corporation or other entity, any confidential or proprietary information or trade secrets of or relating to the Company, including, without limitation, information with respect to the Company’s operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, business plans, designs, marketing or other business strategies, compensation paid to employees or other terms of employment, or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository

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of or containing any such confidential or proprietary information or trade secrets.  Notwithstanding anything herein to the contrary, nothing shall prohibit the Awardee from disclosing any information that is generally known by the public.
3.4    Non-Disparagement. The Awardee will not criticize, defame, be derogatory toward or otherwise disparage the Company (or the Company’s past, present and future officers, directors, stockholders, attorneys, agents, representatives, employees or affiliates), or its or their business plans or actions, to any third party, either orally or in writing; provided, however, that this provision will not preclude the Awardee from giving testimony in response to a lawful subpoena or preclude any conduct protected under 18 U.S.C. Section 1514A(a) or any similar state or federal law providing “whistleblower” protection to the Awardee.
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By the Awardee’s signature and the signature of the Company’s representative below, the Awardee and the Company agree that this Award is granted under and governed by the terms and conditions of this Agreement and the Plan. The Awardee has reviewed this Agreement and the Plan in their entirety, has had an opportunity to obtain the advice of counsel before executing this Agreement and fully understands all provisions of this Agreement and the Plan. The Awardee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to this Agreement and the Plan.

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The Awardee further agrees that the Company may deliver by email all documents relating to the Plan or this Award (including prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including annual reports and proxy statements). The Awardee also agrees that the Company may deliver these documents by posting them on a web site maintained by the Company or by a third party under contract with the Company.

AWARDEE:	DECKERS OUTDOOR CORPORATION

By:
Signature
Its:

Printed Name	Date

Residence Address

Date

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